Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                          BIOANALYTICAL SYSTEMS, INC.,

                              PI ACQUISITION CORP.,

                                       and

                        PHARMAKINETICS LABORATORIES, INC.

                                  June 20, 2002

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                             INDEX OF DEFINED TERMS

Term                                                   Section
----                                                   -------

Acquisition Proposal                                   ss.7.5(c)
Affiliate                                              ss.5.13(e)(iii)
Agreed Courts                                          ss.10.8
Agreement                                              Introduction
Applicable Laws                                        ss.5.1(d)
Articles of Incorporation                              ss.1.1
Articles of Merger                                     ss.1.3
Assets                                                 ss.10.12
Break-Up Fee                                           ss.9.2(b)
Bylaws                                                 ss.1.1
Certificates                                           ss.3.1(b)
CERCLA                                                 ss.10.12
Claim                                                  ss.5.12
Class A Certificates                                   ss.3.1(b)
Class A Preferred                                      Background Information
Class B Certificates                                   ss.3.1(b)
Class B Consideration                                  ss.2.4(a)
Class B Preferred                                      Background Information
Closing                                                ss.1.2
Closing Date                                           ss.1.2
COBRA                                                  ss.5.13(c)
Code                                                   ss.3.1(l)
Common Certificates                                    ss.3.1(b)
Company                                                Introduction
Company Benefit Plan                                   ss.5.13(e)(i)
Company Board                                          Background Information
Company Disclosure Schedule                            Article V, Introduction
Company Expenses                                       ss.9.2(f)
Company Liquidated Damages                             ss.9.2(e)
Company Material Adverse Effect                        ss.5.1(a)
Company Properties                                     ss.5.10(a)
Company SEC Reports                                    ss.5.6
Company Stock Plans                                    ss.2.5
Company Subsidiary                                     ss.2.5
Computer Software                                      ss.10.12
Confidentiality Agreement                              ss.7.6
Effective Time                                         ss.1.3
Environmental Claim                                    ss.10.12
Environmental Permit                                   ss.5.11


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

Environmental Law                                       ss.10.12
Environmental Matters                                   ss.10.12
Environmental Reports                                   ss.10.12
ERISA                                                   ss.5.13(b)
Exchange Act                                            ss.4.1(d)
Exchange Agent                                          ss.3.1(a)
Exchange Fund                                           ss.3.1(a)
Form 10-K                                               ss.5.10(a)
GAAP                                                    ss.4.2(k)
Governmental Entity                                     ss.4.1(d)
Hazardous Substance                                     ss.10.12
Indemnified Parties                                     ss.7.10(a)
Injunction                                              ss.8.1(d)
Intellectual Property                                   ss.10.12
Investment Assets                                       ss.10.12
Investment Advisers Act                                 ss.5.22
Investment Company Act                                  ss.5.22
Liability                                               ss.10.12
License                                                 ss.10.12
Liens                                                   ss.5.10(a)
Maintains (re:  Company Benefit Plan)                   ss.5.13(e)(ii)
Maryland Secretary of State                             ss.1.3
Material Contracts                                      ss.5.18
Merger                                                  Background Information
Merger Consideration                                    ss.2.4(a)
MergerCo                                                Introduction
MergerCo Board                                          ss.4.1(b)
MergerCo Common Stock                                   ss.2.1
MergerCo Expenses                                       ss.9.2(d)
Merger Law                                              Background Information
MergerCo Liquidated Damages                             ss.9.2(c)
MergerCo Material Adverse Effect                        ss.4.1(a)
MGCL                                                    Background Information
Multiemployer Plan                                      ss.5.13(e)(iv)
Notes                                                   ss.2.3(a)
Option                                                  ss.2.5
Other Filings                                           ss.7.2
Parent                                                  Introduction
Parent Common                                           Background Information
Parent Material Adverse Effect                          ss.4.2(a)
Parent SEC Reports                                      ss.4.2(k)
Parties                                                 Background Information


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

Permitted Liens                                     ss.10.12
Person                                              ss.10.12
Plan                                                ss.8.2(f)
PKLB Common                                         Background Information
Proxy Statement                                     ss.7.1(a)(ii)
Registration Statement                              ss.7.1(a)(ii)
Release                                             ss.10.12
SEC                                                 ss.10.12
Securities Act                                      ss.4.1(d)
Securities Laws                                     ss.4.2(k)
Shareholder Representative                          ss.2.3(a)
Shareholders                                        Background Information
Special Meeting                                     ss.7.1(a)(i)
Subsidiary                                          ss.10.2
Superior Acquisition Proposal                       ss.7.5(c)
Surviving Corporation                               ss.1.1
Taxes                                               ss.5.9(b)
Tax Returns                                         ss.5.9(c)
Tax Ruling                                          ss.10.12
Transactions                                        Background Information


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                         INDEX OF SCHEDULES AND EXHIBITS

Exhibits

1. Exhibit 1.1 - Amendments to the Articles of Incorporation of the Company following the Merger

2. Exhibit 2.3 - Form of the Note

3. Exhibit 5.2(i) - Voting Securities of the Parent

4. Exhibit 4.2(m) - Certain Changes to Parent Exceptions

5. Exhibit 6.2 - Conduct of Business by Parent; Exceptions

6. Exhibit 8.2 - Form of Registration Rights Agreement

Schedules

1.  Company Disclosure Schedules:

      a. Section 5.1: Exceptions to Existence, Good Standing, Authority and Compliance with Law

      b. Section 5.3: Capitalization; Agreements Relating to Company Stock

      c. Section 5.4: Subsidiaries

      d. Section 5.5: Violation of Agreements

      e. Section 5.8: Exceptions to Absence of Certain Changes

      f. Section 5.9: Taxes

      g. Section 5.10(a): Properties - Real Property

      h. Section 5.10(b): Properties - Disposal of Assets Not in Ordinary Course

      i. Section 5.11: Environmental Permits

      j. Section 5.12: General Liability; Legal Proceedings

      k. Section 5.13: Employee Benefit Plans


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      l. Section 5.17: Material Contracts and Commitments

      m. Section 5.18: Related Party Transactions

      n. Section 5.19: Exceptions to Absence of Undisclosed Liabilities

      o. Section 5.24: Definition of Company's Knowledge

      p. Section 8.1(d): Required Consents to Merger


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                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is made as of June 20, 2002, among Bioanalytical Systems, Inc., an Indiana corporation ("Parent"), PI Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent ("MergerCo"), and PharmaKinetics Laboratories, Inc., a Maryland corporation (the "Company").

                             Background Information

      A. The respective Boards of Directors of MergerCo and the Company have approved the merger of MergerCo with and into the Company (the "Merger") in accordance with the Maryland General Corporation Law (the "MGCL" or the "Merger Law"). Furthermore, upon the terms and subject to the conditions set forth in this Agreement: (x) the holders of common shares of the Company ("PKLB Common") issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled to the right to receive shares of the common stock of Parent ("Parent Common"), (y) the holders of the Class A Convertible Preferred Stock of the Company ("Class A Preferred") issued and outstanding immediately prior to the Effective Time will be entitled to the right to receive a Note (as hereinafter defined), and (z) the holders of the Class B Convertible Preferred Stock of the Company ("Class B Preferred") issued and outstanding immediately prior to the Effective Time will be entitled to the right to receive shares of Parent Common. The holders of shares of PKLB Common, Class A Preferred and Class B Preferred are sometimes hereinafter collectively referred to as the "Shareholders".

      B. The Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger Consideration (as hereinafter defined) to be paid in the Merger is fair to the Shareholders of the Company from a financial point of view and that the Merger is otherwise in the best interests of the Company and the Shareholders. The Company Board has approved this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "Transactions"), and has recommended approval and adoption by the Shareholders of this Agreement and the Transactions.

      C. MergerCo, Parent and the Company (collectively, the "Parties") desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

                             Statement of Agreement

      The Parties acknowledge the accuracy of the foregoing Background Information and agree as follows:

                                    ARTICLE I
                                   THE MERGER

      ss.1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of

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MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The articles of incorporation of the Company (the "Articles of Incorporation"), as in effect immediately prior to the Effective Time, as amended in accordance with Exhibit 1.1 hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with law and such Articles of Incorporation. The bylaws of the Company (the "Bylaws") as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until further amended in accordance with law, the Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the Merger Law.

      ss.1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VIII hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Indianapolis, Indiana, time, on the second business day after satisfaction or waiver (by the applicable party entitled to the benefit thereof) of all of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Ice Miller, One American Square, Indianapolis, Indiana 46282, unless another time, date or place is agreed to in writing by the Parties.

      ss.1.3 Effective Time. Subject to the conditions set forth in Article VIII of this Agreement, on the Closing Date, MergerCo and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of Maryland (the "Maryland Secretary of State") all in accordance with the Merger Law, and the Merger shall become effective (the "Effective Time") upon the last to occur of (a) the filing of the Articles of Merger with the Maryland Secretary of State, or (b) such later time as the Parties may agree to designate in such filing; provided, however, that the Effective Time shall not be more than thirty-one (31) days from the date of such filings. Upon the terms and subject to the conditions of this Agreement, the Parties shall use all reasonable efforts to assure that the filings contemplated hereby are made, and the Effective Time occurs, as soon as is practicable.

      ss.1.4 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.


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                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

      ss.2.1 Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of PKLB Common or any holder of shares of capital stock of MergerCo, each common share of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation, and all certificates formerly representing shares of MergerCo shall be deemed cancelled and of no further effect. As soon as practicable following the Closing, a certificate representing the shares of the Surviving Corporation described in the preceding sentence shall be issued and delivered to the Parent.

      ss.2.2 Conversion of PKLB Common. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any shares of PKLB Common:

            (a) Subject to the other provisions of this Section 2.2 and to
      Section 3.1(k) and (l), each share of PKLB Common issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one-twelfth (1/12) of a share of Parent Common, upon surrender of the Common Certificate (as defined below) representing such shares of PKLB Common.

            (b) All such shares of PKLB Common, when converted as provided in
      Section 2.2(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Common Certificate previously evidencing such shares shall thereafter represent only the right to receive the number of shares of Parent Common set forth in Section 2.2(a). The holders of Common Certificates (as defined below) previously evidencing shares of PKLB Common outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the PKLB Common, except as otherwise provided herein or by law, and, upon the surrender of Common Certificates in accordance with
      Section 3.1, shall only have the right to receive for their shares of PKLB Common the number of shares of Parent Common as set forth in Section 2.2(a), without any interest thereon.

      ss.2.3 Conversion of Class A Preferred. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any shares of Class A Preferred:

            (a) Subject to the other provisions of this Section 2.3 and to
      Section 3.1(l), each share of Class A Preferred issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a six percent (6%) convertible subordinated note substantially in the form attached hereto as Exhibit 2.3 (the "Notes", and each individually a "Note") issued by Parent in a principal amount determined in accordance with Section 2.3(c), upon surrender of the Class A Certificate (as defined below) representing such shares of Class A Preferred.

            (b) All such shares of Class A Preferred, when converted as provided in Section 2.3(a), shall no longer be considered outstanding and shall automatically be


                                      -3-
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      canceled and retired and shall cease to exist, and each Class A
      Certificate previously evidencing such shares shall thereafter represent only the right to receive a Note in a principal amount determined in accordance with Section 2.3(c). The holders of Class A Certificates (as defined below) previously evidencing shares of Class A Preferred outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Class A Preferred, except as otherwise provided herein or by law, and, upon the surrender of Class A Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of Class A Preferred a Note in a principal amount determined in accordance with Section 2.3(c), without any interest thereon other than expressly stated therein.

            (c) The principal amount of Notes into which each share of Class A Preferred is to be converted shall be equal to the quotient of (i) $5,000,000; divided by (ii) the number of shares of Class A Preferred validly issued and outstanding as of the Effective Time.

      ss.2.4 Conversion of Class B Preferred.

            (a) Subject to the other provisions of this Section 2.4 and to
      Section 3.1(k) and (l), each share of Class B Preferred issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Common which is equal to the number of shares of Parent Common into which such share would have been converted pursuant to Section 2.2(a) of this Agreement if such share of Class B Preferred had been converted into PKLB Common in accordance with the terms of the Class B Preferred immediately prior to the Effective Time (the "Class B Consideration", and, collectively with the Parent Common and the Notes, the "Merger Consideration"), upon surrender of the Class B Certificate (as defined below) representing such shares of Class B Preferred.

            (b) All such shares of Class B Preferred, when converted as provided in Section 2.4(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Class B Certificate previously evidencing such shares shall thereafter represent only the right to receive the Class B Consideration set forth in
      Section 2.4(a). The holders of Class B Certificates (as defined below) previously evidencing shares of Class B Preferred outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Class B Preferred, except as otherwise provided herein or by law, and, upon the surrender of Class B Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of Class B Preferred the Class B Consideration set forth in Section 2.4(a) as provided herein, without any interest thereon.

      ss.2.5 Company Stock Options. As of and subject to the occurrence of the Effective Time, each outstanding option, warrant or similar right (including any related stock appreciation right) (an "Option") issued, awarded or granted pursuant to any plan, agreement or arrangement of the Company or any Subsidiary (as defined below) of the Company (a "Company Subsidiary") and entitling the holder thereof to purchase one or more shares of PKLB Common, Class A Preferred or Class B Preferred (the "Company Stock Plans") shall, as of the Effective Time, be cancelled regardless of the vesting schedule contained in any Option agreement or any of the Company Stock Plans.

                                  ARTICLE III
                               EXCHANGE PROCEDURE

      ss.3.1 Exchange of Shares of PKLB Common, Class A Preferred and Class B Preferred.

            (a) Prior to the Effective Time, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration to which holders of shares of PKLB Common, Class A Preferred and Class B Preferred shall be entitled at the Effective Time pursuant to Sections 2.2(a), 2.3(a) and 2.4(a).

            (b) Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to: (i) each record holder of certificates that immediately prior to the Effective Time represented shares of PKLB Common (the "Common Certificates"), (ii) each record holder of certificates that immediately prior to the Effective Time represented shares of Class A Preferred (the "Class A Certificates"), and (iii) each record holder of certificates that immediately prior to the Effective Time represented shares of Class B Preferred (the "Class B Certificates", and, collectively with the Common Certificates and the Class A Certificates, the "Certificates"), a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent.

            (c) To the extent that Common Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder certificates registered in the name of the holder representing the Parent Common to which the Common Certificates entitle him or her under the terms of this Agreement. Upon such delivery such Common Certificate shall forthwith be canceled.

            (d) To the extent that Class A Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder the Note registered in the name of such holder in the amount to which the Class A Certificates entitle such holder


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

      under this Agreement. Upon such delivery such Class A Certificate shall forthwith be canceled.

            (e) To the extent that Class B Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder the Class B Consideration to which the Class B Certificates entitle him or her under the terms of this Agreement. Upon such delivery such Class B Certificate shall forthwith be canceled.

            (f) From and after the Effective Time until surrendered in accordance with paragraphs (c), (d) and (e) above, each Certificate shall represent solely the right to receive the Merger Consideration relating thereto. Except for interest paid or accured on the Notes pursuant to the terms thereof, no interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered therefor is registered, it shall be a condition to the right to receive such Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificate shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (g) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates representing Parent Common, Notes, Class B Consideration, surrendered Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of any Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

            (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of PKLB Common, Class A Preferred or Class B Preferred which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of PKLB Common, Class A Preferred or Class B Preferred are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

            (i) None of MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

            (j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of reasonable and customary indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable to such person pursuant to this Agreement.

            (k) No certificates or scrip representing fractional shares of Parent Common shall be issued in the Merger and no holder of any such fractional share interest shall be entitled to vote, to receive any dividends or other distributions paid or declared on Parent Common, or to exercise any other rights as a shareholder of Parent with respect to such fractional share interest. Each holder of PKLB Common or Class B Preferred who would otherwise be entitled to receive a fractional share of Parent Common in exchange for such holders' PKLB Common or Class B Preferred in the Merger shall be entitled, upon surrender of Certificates representing PKLB Common or Class B Preferred in accordance with this Section 3.1, to receive in lieu of such fractional share an amount in cash equal to the amount of such fraction multiplied by the average of the closing prices for Parent Common as reported by Nasdaq for the ten (10) trading days ending on the last trading day immediately prior to the Effective Time.

            (l) The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of PKLB Common, Class A Preferred, or Class B Preferred such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of PKLB Common, Class A Preferred, or Class B Preferred with respect to which such deduction and withholding was made by the Surviving Corporation.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF MERGERCO AND PARENT

      ss.4.1 Representations and Warranties of MergerCo. MergerCo and Parent, jointly and severally, hereby represent and warrant to the Company as follows:

            (a) Organization. MergerCo is a corporation duly organized validly existing and in good standing under the laws of the State of Maryland. MergerCo has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of MergerCo (a "MergerCo Material Adverse Effect").

            (b) Authorization, Validity of Agreement; Necessary Action. MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of MergerCo (the "MergerCo Board") and by the shareholders of MergerCo, and no other corporate action on the part of MergerCo is necessary to authorize the execution and delivery by MergerCo of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by MergerCo and, assuming the due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

            (c) Ownership. MergerCo is a wholly owned Subsidiary of Parent.

            (d) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by MergerCo, the consummation by MergerCo of the Transactions or compliance by MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of MergerCo, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MergerCo is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to MergerCo or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and
      (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. For purposes of this Agreement, "Governmental Entity" means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

            (e) Formation of MergerCo, No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      ss.4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

            (a) Organization. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana, for which the most recent required biennial report has been filed in the office of the Indiana Secretary of State and no articles of dissolution have been filed in such office, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent (a "Parent Material Adverse Effect").

            (b) Authorization, Validity of Agreement; Necessary Action. Upon the approval by the Board of Directors of Parent of this Agreement and the Transactions, Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions (subject to the authorizations, consents, and approvals described in Section 4.2(c), below), the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent, and no other action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

            (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, and state securities or state "Blue

      Sky" laws, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Transactions or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to Parent or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (d) Litigation. There are no actions, suits, proceedings, investigations or claims pending against MergerCo or Parent, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality, whether federal, state, local or foreign, or before any arbitrator, that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Transactions or to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

            (e) No Brokers. Neither MergerCo nor Parent has entered into any contract, arrangement or understanding with any person or firm, which may result in the obligation of such entity or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

            (f) Compliance with Laws. MergerCo and Parent are in compliance with all Applicable Laws (as hereinafter defined), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

            (g) Contracts; Debt Instruments. Neither Parent nor any of its Subsidiaries has received a written notice that Parent or any of its Subsidiaries is in violation of or in default under any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor does any violation or default exist, except to the extent such violation or default would not, individually or in the aggregate, have a Parent Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be.

            (h) Investment Company Act of 1940. Neither Parent nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act (as defined below).

            (i) Capitalization; Parent Common. As of March 31, 2002, the authorized Capital Stock of Parent consists of (i) 19,000,000 shares of common stock, no par value, of which 4,569,416 shares were, as of March 31, 2002, outstanding, (ii) 1,000,000 shares of preferred stock, no par value, of which no shares were, as of March 31, 2002, outstanding. As of March 31, 2002, there were 124,964 outstanding options. As of March 31, 2002, all of the outstanding shares of Parent were validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder of Parent. The shares of Parent Common to be issued as a result of the Merger will be validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights of any shareholder of Parent. Except as set forth on Exhibit 5.2(i), there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter and there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent.

            (j) Complete Disclosure. No representation or warranty by Parent or MergerCo in this Agreement contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.

            (k) SEC Documents, Financial Matters. Parent has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Parent SEC Reports"), in accordance with the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as applicable, of Parent and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

            (l) Litigation. Except as disclosed in the Parent SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Parent, threatened against Parent, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), whether federal, state, local or foreign, or before any arbitrator.

            (m) Absence of Certain Changes. Except as set forth in Exhibit 4.2(m) and except as disclosed in the Parent SEC Reports filed after June 30, 2001, since July 1, 2001, Parent and its subsidiaries have conducted their businesses in the ordinary course of business and there has not been any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (n) Limitation on the Company's Representations. Parent acknowledges that in entering into this Agreement it has not relied on any representations or warranties of the Company or on any materials given to or made available to Parent or any of its subsidiaries, or any of their respective agents or representatives by the Company or any of its agents or representatives other than the representations and warranties of the Company set forth in this Agreement.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to MergerCo (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and MergerCo as follows:

      ss.5.1 Existence; Good Standing; Authority Compliance With Law.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, and governmental approvals would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company

      Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, an event shall be deemed to have a "Company Material Adverse Effect" if such event has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company.

            (b) Except as set forth in Section 5.1 of the Company Disclosure Schedule, each of the Company Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

            (c) Except as set forth in Section 5.1 of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries possess all licenses, permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state or local court or Governmental Entity applicable to the Company or to any of the Company Subsidiaries or to their respective businesses or properties (collectively, the "Applicable Laws"), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      ss.5.2 Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries, as applicable, has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. Subject only to the approval of this Agreement by the Shareholders, the execution by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, subject to approval by Shareholders, and assuming due and valid authorization, execution and delivery thereof by MergerCo and Parent, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

      ss.5.3 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares, $.005 par value, of PKLB Common, and 1,500,000 preferred shares, no par value, of the Company (including the shares of both the Class A Preferred and the Class B Preferred). As of the date of this Agreement,
(a) 2,496,129 shares of PKLB Common were issued and outstanding; (b) 833,300 shares of Class A Preferred were issued and outstanding; (c) 250,000 shares of Class B Preferred were issued and outstanding; and (d) there are 7,503,871 shares of PKLB Common and 416,700 preferred shares authorized but unissued. All such issued and outstanding shares of PKLB Common, Class A Preferred and Class B Preferred have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Company Disclosure Schedule, (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company,
(iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary, and (iv) neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the PKLB Common, the Class A Preferred or the Class B Preferred.

      ss.5.4 Subsidiaries. Section 5.4 of the Company Disclosure Schedule sets forth a list of the Company Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in
Section 5.4 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities and trade receivables).

      ss.5.5 No Violation; Consents. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the Transactions in accordance with the terms hereof will conflict with or result in a breach of any provisions of the Articles of Incorporation, Bylaws, or other organizational documents of the Company or of any Company Subsidiary. Except as set forth in Section 5.5 of the Company Disclosure Schedule, to the knowledge of the Company, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture, deed of trust or (b) any license, permit, contract, agreement or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except as would not
(i) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than the filings provided for in the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except as would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      ss.5.6 SEC Documents, Financial Matters. The Company has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Company SEC Reports"), in accordance with the Securities Laws. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as applicable, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

      ss.5.7 Litigation. Except as disclosed in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), whether federal, state, local or foreign, or before any arbitrator.

      ss.5.8 Absence of Certain Changes. Except as set forth in Section 5.8 of the Company Disclosure Schedule and except as disclosed in the Company SEC Reports filed after June 30, 2001, since July 1, 2001, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not been: (a) any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) except as required by any Applicable Law, any action taken by the Company that would require the consent of MergerCo under
Section 6.1 if taken after the execution of this Agreement.

      ss.5.9 Taxes.

            (a) Except as set forth in Section 5.9 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all Tax Returns (as hereinafter defined) which the Company or the Company Subsidiaries were required to file (after giving effect to any filing extension granted by a Governmental Entity), and has paid all Taxes (as hereinafter defined) required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Section
      5.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, or agreement for an exemption with any Governmental Entity.

            (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, payroll, withholding, estimated minimum, excise and other taxes, tariffs and governmental charges of any nature whatsoever, together with any interest, penalties or additions to tax with respect thereto.

            (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements and other information required to be supplied to a taxing authority in connection with Taxes, including any amendments thereof.

      ss.5.10 Properties

            (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 5.10 of the Company Disclosure Schedule. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company or a Company Subsidiary owns good and marketable title to each of the owned real properties identified in Section 5.10 of the Company Disclosure Schedule (the "Company Properties") free and clear of all liens, mortgages, hypothecations, deeds of trust, deeds to secure debt, pledges, security interests, charges, claims, levies or other encumbrances of any kind (collectively, "Liens"), other than Liens which secure indebtedness which is properly reflected in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (the "Form 10-K"), or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

            (b) The Company and the Company Subsidiaries own or lease all machinery, equipment and other tangible personal property and assets necessary for the conduct of their business as presently conducted. The Company and the Company Subsidiaries own good title, free and clear of all Liens, to all of the personal property and assets reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K, except for (i) assets which have been disposed of to nonaffiliated third parties in the ordinary course of business (except as set forth in Section 5.10 of the Company Disclosure Schedule) or (ii) Liens which secure indebtedness which is properly reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

      ss.5.11 Environmental Matters.

            (a) The Company and each Company Subsidiary have, and at all times have had, all permits, licenses, consents, approvals, directions, registrations and authorizations ("Environmental Permits") which are required under applicable Environmental Laws, and all Environmental Permits of the Company and the Company Subsidiaries are listed in Section
      5.11 of the Company Disclosure Schedule. The Company and each Company Subsidiary are, and to the knowledge of the Company, at all times have been, in material compliance with the terms and conditions of all such Environmental Permits and with all such Environmental Laws; all real property and all buildings, equipment and assets of the Company and the Subsidiaries are in material compliance with all Environmental Laws and have been in material compliance with all Environmental Laws since the Company and the Subsidiaries have been in control of any such real property, buildings, equipment and assets.

            (b) There has been no Release of any Hazardous Substance by the Company or any Subsidiary which requires investigation, notification of applicable Governmental Entity or remediation pursuant to any Environmental Law and no notification of a Release of Hazardous Substances has been filed by or on behalf of the Company or any Company Subsidiary. No site or facility now or previously owned, operated or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List, CERCLIS, or any other similar federal, state, or local lists of sites requiring investigation or cleanup.

            (c) There are no civil, criminal, or administrative actions, suits, claims, legal proceedings, investigations or any other proceedings, including citizen suits, pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary based on Environmental Laws, or otherwise arising from the Company's or any Company Subsidiary's activities involving Hazardous Substances, including proceedings under Environmental Laws based on the generation, transportation, treatment, storage, recycling or disposal of Hazardous Substances or the failure to have any required Environmental Permit.

            (d) To the knowledge of the Company, there are no underground or aboveground storage tanks, or piping associated with such tanks located on any property owned, occupied or used by the Company or any Company Subsidiary. All underground storage tanks which have been removed from the real property have been removed pursuant to a permit validly issued by a Governmental Entity where such permit was required.

            (e) True and complete copies of all Environmental Reports in possession of the Company, the Subsidiaries and the Selling Shareholders have been provided to Parent.

            (f) Neither the Company nor any Company Subsidiary have received any written notice that it is a potentially responsible person or otherwise liable in connection with any waste disposal site or location allegedly containing any Hazardous Substance.

            (g) Neither the Company nor any Company Subsidiaries has manufactured, imported, used, generated, refined, treated, handled, transported, stored or disposed of any Hazardous Substance other than in compliance with Environmental Laws.

            (h) No Hazardous Substance has been buried on the real property and no Hazardous Substance has been otherwise disposed of on the real property other than in the ordinary course of business in accordance with and pursuant to an Environmental Permit.

      ss.5.12 General Liability. Except as set forth in Section 5.12 of the Company Disclosure Schedule, there has been no litigation, action, suit, claim or proceeding against the Company or any Company Subsidiary involving claims commenced, or to the knowledge of the Company, threatened or anticipated against the Company or the Company Subsidiaries relating to any products sold or services performed by the Company or the Company Subsidiaries (each a "Claim") in the past ten (10) years. Based on the Company's and the Company Subsidiaries' past loss experience, the Company and the Company Subsidiaries have no reason to believe that their insurance coverage for claims (including insurance relating to the manufacture and design of its products) is inadequate. There are no other actions, suits, claims or proceedings, or to the knowledge of the Company, are any threatened or anticipated, against the Company or the

Company Subsidiaries before any Governmental Entity involving the products sold or service performed in the past ten (10) years by the Company or any Company Subsidiary.

      ss.5.13 Employee Benefit Plans.

            (a) Section 5.13 of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

            (b) Except as set forth in Section 5.13 of the Company Disclosure Schedule, (i) each Company Benefit Plan (and any related trust, insurance contract or fund) complies in form and in operation in all material respects with all Applicable Laws, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code; and (ii) all contributions to, payments to be made from, or premiums owing with respect to, any Company Benefit Plan for all periods ending on or prior to the Closing Date have been paid or accrued in accordance with GAAP and are reflected in the Form 10-K or in the Company SEC Reports filed subsequent to the filing of the Form 10-K. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending, to the knowledge of the Company, or threatened with respect to any such Company Benefit Plan.

            (c) Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined). Except as set forth in
      Section 5.13 of the Company Disclosure Schedule, the Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B ("COBRA"), and the Company has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of the Company, except as specifically provided by COBRA.

            (d) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
      Plan) have previously been delivered or made available to MergerCo: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) if applicable, the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

            (e) For purposes of this Section:

                  (i) "Company Benefit Plan" means (A) all employee benefit
            plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including without limitation multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A), above, maintained by the Company or any Affiliate, including without limitation any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust or any other insurance contract each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract;

                  (ii) An entity "maintains" a Company Benefit Plan if such
            entity contributes to or provides benefits under or through such Company Benefit Plan or has any obligation (by agreement or under applicable law) to contribute to, or provide benefits under, or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to, or otherwise covers, employees of such entity (or their spouses, dependents, or beneficiaries);

                  (iii) An entity is an "Affiliate" of the Company for purposes of this Section 5.12 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

                  (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in ERISA Section 3(37).

      ss.5.14 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, except for any such proceeding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or of any of the Company Subsidiaries.

      ss.5.15 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

      ss.5.16 Insurance. The Company and the Company Subsidiaries are insured by financially sound and reputable insurers with respect to their properties and the conduct of their businesses in such amounts and against such risks as are sufficient for compliance with law and as are in accordance with normal industry practice.

      ss.5.17 Contracts and Commitments. Section 5.17 of the Company Disclosure Schedule lists each written and, to the knowledge of the Company, each oral contract, agreement, instrument, arrangement and understanding to which either the Company or any Company Subsidiary is a party, including all amendments and supplements thereto, which is not included in the Company SEC Reports, and which is material to the business operations, assets, properties, or condition (financial or otherwise) of the Company or any Company Subsidiary (collectively, the "Material Contracts" and each a "Material Contract"), including without limitation the following:

            (a) All employment, consultation, retirement, termination, sign-on, buy-out or other contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any Company Subsidiary (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) providing for annual compensation of $75,000 or more or for compensation over the term of the contract, and any renewal thereof, of $150,000 or more (including, but not limited to, base salary, bonus and incentive payments and other payments or fees, whether or not any portion thereof is deferred);

            (b) All contracts with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of the Company or any Company Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from the Company or any Company Subsidiary, which, in the case of any such contract described in clauses (i) and (ii) is, individually or together with other such contracts, reasonably likely to have a Company Material Adverse Effect;

            (c) All contracts relating to the borrowing of money in excess of $100,000 by the Company or any Company Subsidiary or the direct or indirect guarantee by the Company or any Company Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $100,000, or any other Liability of the Company or any Company Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $100,000, including, but not limited to, any Contract relating to or containing provisions with respect to (i) the maintenance of compensating balances that are not terminable by the Company or any Company Subsidiary without penalty upon not more than ninety (90) days' notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or (iv) any obligation to satisfy any financial obligation or covenants, including, but not limited to, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

            (d) All contracts (other than contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any Company Subsidiary of any Person which is reasonably likely to result in a Liability to the Company or any of the Company Subsidiaries of $100,000 or more;

            (e) All leases or subleases of real property used in the conduct of the business of the Company or any Company Subsidiary and all other leases, subleases or rental or use contracts providing for annual rental payments to be paid by or on behalf of the Company or any Company Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $50,000;

            (f) All contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of fast refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the Assets of the Company or any Company Subsidiary, other than in each case Assets to be acquired or disposed of in the ordinary course of business;

            (g) All other contracts (other than (i) employment contracts that are not otherwise required to be set forth in the Company Disclosure Schedule, (ii) contracts solely between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary, on the other hand, and (iii) other contracts which are expressly excluded under any other subsection of this Section 5.17) that involve or are reasonably likely to involve the payment pursuant to the terms of such contracts by or to the

      Company or any Company Subsidiary of $50,000 or more or the termination of which is reasonably likely to have a Company Material Adverse Effect;

            (h) All contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among the Company and any Subsidiary or Affiliate of the Company, other than those contracts disclosed in the Company SEC ` Reports;

            (i) All outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of the Company or any Company Subsidiary to an unrelated Person; and

            (j) All contracts the terms of which provide that the Merger will give rise to a severance Liability for the Company, any Company Subsidiary or the Surviving Company.

      Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of each of the Company and the Company Subsidiaries to the extent that it is a party thereto. Neither the Company nor any Company Subsidiary is in breach or default of any Material Contract except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      ss.5.18 Related Party Transactions. Except as set forth in Section 5.18 of the Company Disclosure Schedule, the Company SEC Reports set forth a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing, or any entity of which any of the foregoing is an affiliate.

      ss.5.19 Absence of Undisclosed Liabilities. Except as set forth in Section
5.19 of the Company Disclosure Schedule, and except as and to the extent reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K, neither the Company nor any Company Subsidiary has, or is subject to, any liability or obligation of any nature required to be reflected in a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, other than liabilities or obligations arising in the ordinary course since the date of the last such filing.

      ss.5.20 [Reserved]

      ss.5.21 Investment Company. None of the Company Subsidiaries maintains any separate accounts. Neither the Company nor any Company Subsidiary conducts activities of or is otherwise deemed under applicable law to control an "investment adviser" as such tern is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), whether or not registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Neither the Company nor any Company Subsidiary is an "investment company" as defined under the Investment Company Act, and neither the Company nor any Company Subsidiary sponsors any Person that is such an investment company.

      ss.5.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company, including without limitation any financial information, whether historical or projected, delivered or made available to Parent or MergerCo or their respective agents and representatives.

      ss.5.23 Limitation on Parent's and MergerCo's Representations. The Company acknowledges that in entering into this Agreement it has not relied on any representations or warranties of Parent or MergerCo or on any materials given to or made available to the Company or any Company Subsidiary or any of their respective agents or representatives by Parent or MergerCo or any of their respective agents or representatives other than the representations and warranties of Parent and MergerCo, respectively, set forth in this Agreement.

      ss.5.24 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the knowledge of those individuals identified in Section 5.24 of the Company Disclosure Schedule.

      ss.5.25 Complete Disclosure. No representation or warranty by the Company in this Agreement or the Company Disclosure Schedule contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

      ss.6.1 Conduct of Business by the Company. The Company covenants and agrees as to itself and the Company Subsidiaries that, at all times up to and including the Effective Time, unless Parent shall otherwise consent in writing, or as otherwise expressly permitted or contemplated by this Agreement or as set forth on the Company Disclosure Schedule:

            (a) The Company shall, and shall cause each Company Subsidiary to, conduct its business only in the ordinary course and in substantially the same manner as heretofore conducted since June 30, 2001, and the Company and each Company Subsidiary shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its relationships with, customers, suppliers and all others having business dealings with it;

            (b) Except as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, make or propose to make any change in its dividend practices or policies or in its pricing or investments, in any material respect; and the Company agrees that it will notify Parent and provide Parent with information in reasonable detail regarding any material transactions, whether involving a purchase or sale, that it or any Company Subsidiary is seriously considering;

            (c) The Company shall not make any material change in accounting methods or practices, except as required by Applicable Law or GAAP;

            (d) The Company shall not, and shall not permit any Company Subsidiary to, (i) amend its charter or by-laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $50,000 other than in the ordinary course of business consistent with past practice, (iii) incur any indebtedness for money borrowed in the aggregate for the Company and the Company Subsidiaries in excess of $100,000, (iv) agree to any merger, consolidation, acquisition, redomestication, sale of all or a substantial portion of its Assets, or other similar reorganization, arrangement or business combination, (v) enter into any partnership, joint venture or profit sharing contract, (vi) enter into any contract limiting the ability of the Company or of any Company Subsidiary to engage in any business, to compete with any Person, to do business with any Person or in any location or to employ any Person, (vii) enter into any contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person, (viii) enter into any contract that is reasonably likely to materially and adversely affect the consummation of the transactions contemplated hereby, or (ix) modify any contract with respect to the subject of any of the foregoing clauses;

            (e) The Company shall not, nor shall it permit any Company Subsidiary to, issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in the Company or any Company Subsidiary;

            (f) Except (x) as set forth in the Company Disclosure Schedule, (y) in the ordinary course of business consistent with past practice, or (z) as required by the terms of agreements or plans already in effect or Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit contract, plan or policy, (ii) enter into or materially amend any severance contract, (iii) increase in any manner the compensation of, or enter into any contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect, (iv) increase by more than 5% the aggregate number of its employees, (v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present, (vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the by-laws of a party as they exist on the date of this Agreement, or as contemplated by this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or any of its Subsidiaries or any other Person;

            (g) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services which in one or a series of related transactions exceed $50,000 or which in the aggregate for the Company and the Company Subsidiaries taken as a whole exceed $100,000, except for expenditures relating to this Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing contracts to which the Company or any Company Subsidiary is a party;

            (h) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, waive any rights with a value in excess of $50,000 or any other rights which are material to any contract or make any payment, direct or indirect, of any Liability in excess of $50,000 before the same comes due in accordance with its terms, in each case;

            (i) The Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business, consistent with past practice, sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any of its Assets which, individually or in the aggregate, are material to the financial condition of the Company, any Company Subsidiary, or the Company and the Company Subsidiaries taken as a whole, and, in addition, in the case of Liens, for Permitted Liens (as defined below);

            (j) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, enter into any material contract or amend or waive any material provision of any material contract which would involve the payment by the Company or any Company Subsidiary of $50,000 or more;

            (k) Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, settle or compromise any claim in any action, proceeding or investigation which could result in an expenditure for the Company and the Company Subsidiaries in excess of $25,000;

            (l) The Company shall not, and shall not permit any Company Subsidiary to, purchase or otherwise acquire, except pursuant to a contract in effect on the date of this Agreement, (i) any controlling equity interest in any Person, (ii) any non-publicly traded securities in excess of $1,000,000 per transaction or $1,000,000 per issuer or credit, or (iii) any real property or mortgage investments except in the ordinary course of managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions and refinancings;

            (m) The Company shall, and shall cause each Company Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available, except for insurance coverage the failure to so keep would not have a Company Material Adverse Effect;

            (n) Neither the Company nor any Company Subsidiary shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a tax ruling or enter into a Tax Ruling (as defined below), settlement or compromise with respect to any material Tax matter, or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending June 30, 2001, except as may be required by Applicable Law;

            (o) Neither the Company nor any Company Subsidiary shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any Company Subsidiary or redeem, purchase or otherwise acquire any of the capital stock of the Company or any Company Subsidiary; and

            (p) Neither the Company nor any Company Subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (o).

      ss.6.2 Conduct of Business by Parent. Parent covenants and agrees as to itself and its subsidiaries that, at all times up to and including the Effective Time, unless the Company shall otherwise consent in writing, or as otherwise expressly permitted or contemplated by this Agreement or except as set forth in
Exhibit 6.2 hereto:

            (a) Parent and MergerCo shall conduct their respective business in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement; and

            (b) Except to the extent necessary to comply with the requirements of applicable laws and regulations, Parent shall not, and shall not permit any of its subsidiaries to, (i) take, or agree or commit to take, any action that would make any representations and warranty of Parent hereunder inaccurate, in any material respect, at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate, in any material respect, at any such time; provided, however that Parent shall be permitted to take or omit to take any such action which (without any uncertainty) can be cured, and is in fact cured, at or prior to the Effective Time, or (iii) take or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied, or (iv) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

      ss.7.1 Shareholders Meeting.

            (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

                  (i) Duly call, give notice of, convene and hold a special
            meeting of the Shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions; and

                  (ii) Together with Parent and MergerCo prepare and file with the SEC a registration statement (the "Registration Statement") relating to the Parent Common and Notes to be issued in connection with this Agreement and the Transactions, including the proxy statement/prospectus to be included as part thereof (the "Proxy Statement"), and use its reasonable efforts to (1) obtain and furnish the information required to be included by the SEC in the Registration Statement and, after consultation with Parent and MergerCo, assist Parent and MergerCo in responding promptly to any comments made by the SEC with respect to the Registration Statement and cause the Proxy Statement to be mailed to the Shareholders; (2) obtain the necessary approval of this Agreement and the

            Transactions by the Shareholders; and (3) include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement and the Transaction.

            (b) The Company shall furnish all information about itself, its business and operations and its owners and all financial information to Parent and MergerCo as may be reasonably necessary in connection with the preparation of the Registration Statement. Parent and MergerCo shall give the Company and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Registration Statement and
      (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments. Each of the Company, on the one hand, and Parent and MergerCo, on the other hand, agrees to correct promptly any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be disseminated to the Shareholders to the extent required by applicable Securities Laws. Parent and MergerCo shall notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement.

            (c) None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement, or (ii) the Other Filings (as hereinafter defined) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning MergerCo or Parent or their affiliates included in the Registration Statement or information supplied by MergerCo or Parent or their affiliates for inclusion in the Registration Statement.

            (d) None of the information supplied by MergerCo or Parent or their affiliates specifically for inclusion or incorporation by reference in (i) the Registration Statement, or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, insofar as it relates to MergerCo or Parent or their affiliates or other information supplied by MergerCo or Parent or their affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MergerCo and Parent make no representations, warranties or covenants with respect to information concerning the Company included in the Registration Statement or information supplied by the Company for inclusion in the Registration Statement.

      ss.7.2 Other Filings. As promptly as practicable, each of the Company and MergerCo shall prepare and file any other filings required under the Securities Act, the Exchange Act or any other federal or state law relating to the Merger and the Transactions (collectively, the "Other Filings"). Each of the Company and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. Each of the Company and MergerCo shall use its reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings.

      ss.7.3 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable best efforts (a) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which MergerCo, the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (d) to effect all necessary registrations and Other Filings, and (e) to execute and deliver any additional instruments necessary to consummate the Transactions and to carry out fully the purposes of this Agreement. The Company will use its commercially reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.3 hereof are satisfied, insofar as such matters are within the control of the Company, and MergerCo and Parent will use their commercially reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.2 hereof are satisfied, insofar as such matters are within the control of MergerCo and Parent.

      ss.7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

      ss.7.5 No Solicitations.

            (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or (iii) enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the shareholders of the Company, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if the Company Board determines (A) based on the advice of legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, and (B) that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal (as defined below).

            (b) At any time prior to the approval of this Agreement by the shareholders of the Company, the Company Board shall not (i) withdraw or modify in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause the Company to enter into any agreement with respect to an Acquisition Proposal, unless in any such case the Company Board shall have determined in good faith, based on the advice of legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law and, in the case of clause (iii) above, the Company shall have complied with the provisions of Section 9.1(c)(i) hereof.

            (c) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the

      Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of the Company, (iv) tender or exchange offer in which (A) any person shall acquire beneficial ownership (as such term is defined in Rule l3d-3 under the Exchange Act) or the right to acquire beneficial ownership of or (B) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of PKLB Common, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the Transactions. The term "Superior Acquisition Proposal" shall mean an Acquisition Proposal that the Company Board determines based on the advice of its financial advisors is more favorable to the Shareholders of the Company than the Transactions (taking into account all the terms and conditions of such Acquisition Proposal and the Transactions, including without limitation the price, any conditions to consummation, and the likelihood of such Superior Acquisition Proposal and the Transactions being consummated).

            (d) The Company shall advise MergerCo promptly (but in any event within 48 hours) in writing of (i) the receipt of any inquiry, indication of interest or proposal relating to an Acquisition Proposal, (ii) the status of any material developments in the negotiations with respect thereto and (iii) the taking of any action referred to in Section 7.5(a) or (b).

            (e) Nothing in this Section 7.5 shall (i) permit the Company to terminate this Agreement other than pursuant to Article IX hereof or (ii) affect any other obligation of the Company under this Agreement.

      ss.7.6 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and MergerCo and to the officers, employees and agents of Parent and MergerCo, respectively, complete access at all reasonable times and upon reasonable advance notice (which notice shall not be required to be in writing) to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent and MergerCo such financial, operating and other data and information as Parent and MergerCo may reasonably request. Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain agreement between the Company and Parent dated November 27, 2001 (the "Confidentiality Agreement"). MergerCo hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement with the same force and effect as if it had executed the Confidentiality Agreement as Parent, and the Company is an intended third party beneficiary of the obligations of MergerCo arising thereunder. At the Effective Time, the Confidentiality Agreement shall terminate.

      ss.7.7 Public Announcements. The Company and MergerCo shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it has (i) used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner and (ii) faxed a copy of such press release or public statement to such other party at a reasonable time prior to issuing such release or making such statement. In this regard, the parties agree that the initial press release to be issued with respect to the Merger will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

      ss.7.8 Notification of Certain Matters. Each party shall give prompt written notice to the other of the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions.

      ss.7.9 Additional Director of Parent. Parent shall take, or cause to be taken, all actions necessary to cause Leslie B. Daniels to be appointed to the Board of Directors of Parent immediately prior to the Effective Time.

      ss.7.10 Company Indemnification Provisions.

            (a) Parent agrees that all rights to indemnification (and rights to advancement of expenses) existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Articles of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring on or prior to the Effective Time including, without limitation, the Transactions, shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted b law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation and Parent.

            (b) To the extent that Section 7.10(a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of three (3) years after the Effective Time, the Surviving Corporation shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provide the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person in not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising our or of pertaining to the Transactions. In the event any claim or claims are asserted or made within such three (3) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

      ss.8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

            (a) Shareholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the Shareholders of the Company to the extent required by the MGCL and the Company's Articles of Incorporation.

            (b) Regulatory Approvals. Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity required to be made or obtained by the Company or any of the Company Subsidiaries or MergerCo, as the case may be, or their respective affiliates, in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be, or would not, individually or in the aggregate, materially impair or significantly delay the ability of the Company and MergerCo to consummate the Merger.

            (c) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

            (d) Other Consents. All consents and approvals by third parties (other than Governmental Entities) (i) that are identified as conditions to closing in Section 8.1(d) of the Company Disclosure Schedule, (ii) that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement, or (iii) that are required by MergerCo will have been obtained on terms and conditions reasonably satisfactory to MergerCo.

            (e) No Injunctions, Orders or Restraints, Illegality. No actions, suits, proceedings, investigations or claims shall be, to the knowledge of the Company, pending or threatened, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality with respect to the transactions contemplated by this Agreement, whether federal, state, local or foreign, or before any arbitrator and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity (an "Injunction"), nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of any of the Transactions, including the Merger, provided, however, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such Injunction vacated.

            (f) Approval of Parent Board of Directors. This Agreement and the Transactions, including the Merger, shall have been approved by the Board of Directors of Parent.

      ss.8.2 Conditions to Obligations of MergerCo and Parent. The obligations of MergerCo and Parent to effect the Merger are further subject to the following conditions:

            (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

            (b) Performance and Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

            (c) Material Adverse Change. There shall not have occurred any change or changes concerning the Company and the Company Subsidiaries taken as a whole which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) Registration Rights Agreement. The holders of the Class A Preferred shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.2.

            (e) Company Secretary's Certificate. The Secretary of the Company shall have executed and delivered a closing certificate to Parent and MergerCo in form and substance reasonably acceptable to Parent and MergerCo.

            (f) Consent of Holders of Options. Each holder of options issued pursuant to the PharmaKinetics Laboratories, Inc. 1996 Non-Employee Directors Stock Option Plan (the "Plan") consent in writing to the termination of the Plan and to the cancellation of all options issued thereunder.

      ss.8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

            (a) Representations and Warranties. Those representations and warranties of MergerCo and Parent set forth in this Agreement which are qualified by materiality or a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations shall be true and correct as of such date), and those representations and warranties of MergerCo and Parent set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

            (b) Performance of Obligations of MergerCo and Parent. MergerCo and Parent shall have performed all obligations required to be performed by them under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

            (c) Material Adverse Change. There shall not have occurred any change or changes concerning MergerCo and Parent taken as a whole which would, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

            (d) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.2.

            (e) Parent Secretary's Certificate. The Secretary of Parent shall have executed and delivered a closing certificate to the Company in form and substance reasonably acceptable to the Company.

            (f) MergerCo. The Secretary of MergerCo shall have executed and delivered a closing certificate to the Company in form and substance reasonably acceptable to the Company.

      ss.8.4 Frustration of Closing Conditions. Neither the Company, on one hand, nor Parent and MergerCo, on the other, may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

      ss.9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval thereof:

            (a) by the mutual written consent of MergerCo and the Company;

            (b) by either of the Company or MergerCo:

                  (i) if the Shareholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a); or

                  (ii) if any Governmental Entity shall have issued an
            Injunction or taken any other action (which Injunction or other action the parties shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such Injunction shall have become final and non-appealable; or

                  (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before December 31, 2002; or

            (c) by the Company:

                  (i) in connection with entering into a definitive agreement to effect a Superior Acquisition Proposal in accordance with Section
            7.5 hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(i), (A) the Company shall have paid the Break-Up Fee and MergerCo Expenses (as those terms are hereinafter defined) as set forth in Section 9.2(b), and (B) the Company shall have provided MergerCo with five days' prior written notice of the Company's decision so to terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Acquisition Proposal, including without limitation the amount and form of the proposed consideration and whether such Superior Acquisition Proposal is subject to any material conditions; or

                  (ii) if MergerCo or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or MergerCo Material Adverse Effect or Parent Material Adverse Effect, in which case MergerCo's or Parent's breach, as the case may be, shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to MergerCo or Parent; or

            (d) by MergerCo:

                  (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or Company Material Adverse Effect, in which case the Company's breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

                  (ii) if (A) the Company enters into a definitive agreement to effect a Superior Acquisition Proposal, or (B) the Company Board withdraws or modifies in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger to the Shareholders of the Company.

      ss.9.2 Effect of Termination.

            (a) Subject to the provisions of this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its affiliates, trustees, directors, officers or shareholders and all rights and obligations of any party shall cease except for the agreements contained in Section 7.4 and Article IX.

            (b) If the Company terminates this Agreement pursuant to Section 9.1(c)(i) or if MergerCo terminates this Agreement pursuant to Section 9.1(d)(ii), then the Company shall pay to MergerCo an amount in cash equal to the Break-Up Fee and MergerCo Expenses (as defined below), payable fifty percent (50%) on the date on which this Agreement is so terminated and fifty percent (50%) within ninety (90) days from the date thereof. For purposes of this Agreement, the "Break-Up Fee" shall be an amount equal to $200,000.

            (c) If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), and the breach by the Company was willful, then the Company shall pay to MergerCo an amount in cash equal to $200,000 (the "MergerCo Liquidated Damages"), plus MergerCo Expenses (as defined below).

            (d) If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), but the breach by the Company was not willful, then the Company shall pay to MergerCo an amount in cash equal to the MergerCo Expenses. For purposes of this Agreement, "MergerCo Expenses" shall mean an amount equal to Parent's and MergerCo's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation reasonable fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of Parent and MergerCo together with the other out-of-pocket costs incurred by Parent or MergerCo in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

            (e) If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), and the breach by MergerCo or Parent was willful, then Parent shall pay to the Company an amount in cash equal to $200,000 (the "Company Liquidated Damages"), plus Company Expenses (as defined below).

            (f) If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), but the breach by MergerCo or Parent was not willful, then Parent shall pay to the Company an amount in cash equal to the Company Expenses. For purposes of this Agreement, the "Company Expenses" shall mean an amount equal to the Company's out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of the Company together with the other out-of-pocket costs incurred by the Company in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

            (g) Except as provided in Section 9.1(c)(i) hereof, any payment required by this Section 9.2 shall be due and payable within five business days after the date of termination by wire transfer of immediately available funds to an account designated by the payee. In the event that either the Company fails to pay the Break-Up Fee (if payable), the MergerCo Liquidated Damages (if payable), or the MergerCo Expenses (if payable) when due or Parent fails to pay the Company Liquidated Damages (if payable) or the Company Expenses (if payable) when due, the terms "Break-Up Fee" or "MergerCo Liquidated Damages" or "Company Liquidated Damages" or "MergerCo Expenses" or "Company Expenses," as applicable, shall be deemed to include (i) interest on such unpaid amount commencing on the date such amount becomes due, at a rate per annum equal to the rate of interest publicly announced by Bank One, N.A. from time to time, in Chicago, Illinois, as such bank's Prime Rate, and (ii) any and all costs and expenses (including without limitation, attorneys' fees and disbursements) incurred by MergerCo or the Company, as applicable, in enforcing its rights under this Section 9.2(i). The payments made by the Company to MergerCo, or by Parent to the Company, as set forth in Section
      9.2 shall represent the sole and exclusive remedy at law or in equity to which MergerCo or the Company, as applicable, and their respective officers, directors, representatives and affiliates shall be entitled in the event this Agreement is terminated. Such payments shall be made without duplication, and, accordingly, neither MergerCo nor the Company shall be entitled to payments under Section 9.2 in more than one instance.

                                   ARTICLE X
                               GENERAL PROVISIONS

      ss.10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

            (a)   if to Parent or MergerCo:

                  Bioanalytical Systems, Inc.
                  2701 Kent Avenue
                  Purdue Research Park
                  West Lafayette, Indiana 47906
                  Attention:  Peter T. Kissinger, Ph.D.
                  Facsimile:  (765) 497-1102
                  with a copy to:

                  Ice Miller
                  One American Square Box 82001
                  Indianapolis, Indiana 46282-0002
                  Attention:  Stephen J. Hackman, Esq.
                  Facsimile:  (317) 236-2219

            (b)   if to the Company:

                  PharmaKinetics Laboratories, Inc.
                  302 West Fayette Street
                  Baltimore, Maryland 21201
                  Attention:  James M. Wilkinson, III, Ph.D.
                  Facsimile:  (410) 385-1957

                  with a copy to:

                  Strasburger & Price, LLP
                  901 Main Street
                  Dallas, Texas 75202.3794
                  Attention:  David K. Meyercord, Esq.
                  Facsimile:  (410) 244-7742

      ss.10.2 Interpretation. When a reference is made in this Agreement to a subsidiary or subsidiaries of MergerCo or the Company, the word "subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by MergerCo or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      ss.10.3 Non-Survival of Representations and Warranties. None of the representations, and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either MergerCo, Parent, or the Company or any of their respective officers, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party, express or implied.


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

      ss.10.4 No Personal Liability. None of the directors, officers, representatives, agents or legal counsel of any party shall have any liability in damages, rescission or otherwise to any other party under or on account of this Agreement or any of the Transactions.

      ss.10.5 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule, and the Exhibits hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) subject to Section 10.5, shall be binding upon and inure to the benefits of the parties and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder, and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Agreed Court (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties.

      ss.10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

      ss.10.7 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

      ss.10.8 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its rules of conflict of laws. Each of the parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Indiana and of the United States located in the State of Indiana (the "Agreed Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Agreed Courts and agrees not to plead or claim in any Agreed Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence


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

of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Indiana.

      ss.10.9 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of Section 3-105 of the MGCL and any applicable provision of the Articles of Incorporation, the terms of this Agreement, and (b) this Agreement is executed by the parties.

      ss.10.10 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, or committees thereof, as the case may be, may, to the extent legally allowed:
(a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

      ss.10.11 Amendment. This Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties at any time before the Effective Time; provided, however, that after this Agreement is approved by the Company's Shareholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the Shareholders of the Company.

      ss.10.12 Additional Definitions. When used in this Agreement, the following words or phrases have the following meanings:

            (a) "Assets" shall mean, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Environmental Permits (as defined below), Investment Assets, Intellectual Property (as defined below), Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

            (b) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act.

            (c) "Computer Software" shall mean any and all computer software consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, including, but not limited to, the following:
      (i) all source code, object code
      and natural language code therefor and all component modules thereof, (ii) all versions thereof, (iii) all screen displays and designs thereof and
      (iv) all user, technical, training and other documentation relating to any of the foregoing.

            (d) "Environmental Claim" shall mean any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law (as defined below); (ii) in connection with any Hazardous Substances (as defined below) or actual or alleged activity associated with any Hazardous Substances; (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other order or directive of any federal, state or local Governmental Entity; or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment. Environmental Claim shall not include claims for coverage by an insured.

            (e) "Environmental Law" shall mean any applicable local, state or federal statute, rule, regulation, order, code, directive or ordinance and any binding judicial or administrative interpretation thereof or requirements thereunder pertaining to: (i) the regulation and protection of human health and safety and the outdoor environment; (ii) the protection or use of surface water and ground water; (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substances; or (iv) pollution (including any release into air, land, surface water and ground water); and includes without limitation the following federal statutes (and their implementing regulations and the analogous state statutes and regulations): CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; and the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

            (f) "Environmental Matters" shall mean with respect to the Company or the Company Subsidiaries any matter arising out of, relating to, or resulting from, and one or more of pollution, contamination, protection of the natural environment, and emissions, discharges or releases of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, or otherwise arising out of, relating to, or resulting from the processing, distribution, use, treatment, storage, disposal, transport, handling or release of Hazardous Substances.

            (g) "Environmental Reports" means the environmental reports, assessments, studies, and investigations (including, without limitation, the results of any soil or groundwater sampling relating thereto) in the possession of the Company or the Subsidiaries, in each case relating to Environmental Matters with respect to the Company or the Subsidiaries (including without limitation, any Hazardous Substances at, on, about, under or within any real property of the Company or the Subsidiaries.)

            (h) "Hazardous Substance" shall mean chemicals, products, compounds, byproducts, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, pesticides and oils, petroleum and petroleum products, as well as any constituents, compounds or chemicals, any form of natural gas, lease, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are regulated by, or may form the basis of liability under, any Environmental Law and includes the meaning of all such terms in any Environmental Law.

            (i) "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations of the foregoing and any extension, modification or renewal of any such registrations or applications; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that Intellectual Property shall include Computer Software.

            (j) "Liability" shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or pursuant to any Environmental Claim.

            (k) "License" shall mean a license, certificate of authority, franchise, permit or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

            (l) "Permitted Liens" shall mean (i) those Liens set forth in the Company Disclosure Schedule, or otherwise approved in writing by Parent,
      (ii) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to Parent relating to any interest in the real property set forth in the Company Disclosure Schedule, (iii) Liens for water and sewer charges and current Taxes not yet


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

      due and payable or being contested in good faith, (iv) Liens arising from securities lending activities undertaken in the ordinary course of business of a Person, (v) mortgages or security interests shown in any of the Company SEC Reports as securing specified liabilities or obligations,
      (vi) mortgages or security interests incurred in connection with the purchase of property or assets in the ordinary course of business after the date of any of the Company SEC Reports (such mortgages and security interests being limited to the property or assets so acquired), (vii) minor imperfections of title, if any, none of which is substantial in amount or materially detracts from the value or impairs the use of the property subject thereto, (viii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto, (ix) other Liens (including, but not limited to, mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, and (x) Liens arising or resulting from any action taken by Parent or any of its Subsidiaries (but not including the execution, delivery or performance of this Agreement or the Merger).

            (m) "Person" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization or other entity.

            (n) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of a Hazardous Substance.

            (o) "SEC" shall mean the United States Securities and Exchange Commission or any successor entity.

            (p) "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                     BIOANALYTICAL SYSTEMS, INC.

                                     By: /s/ Peter T. Kissinger, Ph.D.
                                         ---------------------------------------
                                         Peter T. Kissinger, Ph.D.
                                         Chief Executive Officer


                                     PI ACQUISITION CORP.

                                     By: /s/ Peter T. Kissinger, Ph.D.
                                         ---------------------------------------
                                         Peter T. Kissinger, Ph.D.
                                         Director


                                     PHARMAKINETICS LABORATORIES, INC.

                                     By: /s/ James M. Wilkinson, II, Ph.D.
                                         ---------------------------------------
                                         James M. Wilkinson, II, Ph.D.
                                         President and Chief Executive Officer


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